Exhibit 99.01

OGE Energy Corp. reports 2025 results and outlook for 2026

OKLAHOMA CITY — OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), today reported earnings of $2.32 per diluted share in 2025, compared to $2.19 per diluted share in 2024.

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OG&E, a regulated electric company, contributed earnings of $2.47 per diluted share in 2025, compared to earnings of $2.33 per diluted share in 2024.
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Other operations, which includes the holding company, contributed a loss of $0.15 per diluted share in 2025, compared to a loss of $0.14 per diluted share in 2024.

“Our momentum in 2025 delivered strong results that reflect our disciplined approach and continued commitment to deliver reliable electricity at low rates for our customers," said Sean Trauschke, OGE Energy Corp. Chairman, President and CEO. "Our progress reflects our employees' dedication and focus to building a resilient energy future grounded in safety and community focus. We are well-positioned to continue our growth trajectory as we move into 2026 and beyond."

Discussion of 2025 Results

OG&E contributed net income of $499.8 million, or $2.47 per diluted share, in 2025 compared to $469.9 million, or $2.33 per diluted share, in 2024. The increase in net income was primarily driven by higher operating revenue from the recovery of capital investments and strong load growth, partially offset by higher depreciation and interest expense on a growing asset base.

Other Operations resulted in a loss of $29.1 million, or $0.15 per diluted share, in 2025 compared to a loss of $28.4 million, or $0.14 per diluted share, in 2024. The increase in net loss was primarily due to higher interest expense, partially offset by a one-time benefit related to legacy midstream operations.

OGE Energy’s net income was $470.7 million or $2.32 per diluted share in 2025, compared to earnings of $441.5 million, or $2.19 per diluted share, in 2024.

Fourth Quarter Results

For the three months ended December 31, 2025, OGE Energy reported net income of $69.2 million, or $0.34 per diluted share, compared with net income of $101.9 million, or $0.50 per diluted share, in the same period of 2024.

OG&E reported net income of $78.2 million, or $0.38 per diluted share, compared with net income of $110.4 million, or $0.55 per diluted share, in the same period of 2024. The decrease in net income was primarily driven by the recognition of six months of the interim order in the fourth quarter of 2024 related to the Oklahoma rate review settlement, along with higher operation and maintenance expense, partially offset by strong load growth, and lower income taxes and interest expense.

Other operations reported a loss of $9.0 million, or $0.04 per diluted share, compared to a loss of $8.5 million, or $0.05 per diluted share in the same period 2024.

2026 Outlook and Consolidated Earnings per Share Growth Rate

The midpoint of OGE Energy’s consolidated earnings guidance for 2026 is $2.43 per average diluted share, within a range of $2.38 to $ 2.48 per average diluted share. The Company forecasts earnings for OG&E, the electric company, of $2.57 per average diluted share and earnings for the holding company of a loss of $0.14 per average diluted share. The Company expects to grow consolidated earnings per share annually between 5% and 7% from the midpoint of 2026’s guidance range and is targeting the top half of the range through 2028.

The guidance assumes, among other things, approximately 207.3 million average diluted shares outstanding and normal weather for the remainder of the year. OG&E has significant seasonality in its earnings due to weather on a year- over-year basis.

More information regarding the Company's financial results and 2026 earnings guidance is contained in the Company's Form 10-K filed with the Securities and Exchange Commission.

Dividend Declared

On February 17, 2026, the Company’s Board of Directors approved a second quarter dividend of $0.425 per common share of stock, to be paid April 24, 2026, to shareholders of record on April 6, 2026.

Conference Call Webcast

OGE Energy Corp. will host an earnings and business update on Wednesday, February 18, 2026, at 8 a.m. CST. The conference will be available through the Investor Center at www.oge.com.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate," "believe," "estimate," "expect," "forecast," "intend," "objective," "plan," "possible," "potential," "project," "target" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and inflation rates, and their impact on capital expenditures; the ability of the Company to access the capital markets and obtain financing on favorable terms, as well as inflation rates and monetary fluctuations; the ability to obtain timely and sufficient rate relief to allow for recovery of items such as capital expenditures, fuel and purchased power costs, operating costs, transmission costs and deferred expenditures; prices and availability of electricity, coal and natural gas; competitive factors, including the extent and timing of the entry of additional competition in the markets served by the Company, potentially through deregulation; the impact on demand for the Company's services resulting from cost competitive advances in technology, such as distributed electricity generation and customer energy efficiency programs; technological developments, changing markets and other factors that result in competitive disadvantages and create the potential for impairment of existing assets; factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages; unusual maintenance or repairs; unanticipated changes to fossil fuel, natural gas or coal supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline system constraints; availability and prices of raw materials and equipment for current and future construction projects; the effect of retroactive pricing of transactions in the SPP markets, adjustments in market pricing mechanisms by the SPP, or allocation of transmission upgrade costs; federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws, safety laws or other regulations that may impact the cost of operations, restrict or change the way the Company's facilities are operated or result in stranded assets; the ability of the Company to meet future capacity requirements mandated by the SPP, which could be impacted by future load growth, environmental regulations, and the availability of resources; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyberattacks, including the Company losing control of its assets and potential ransoms, and other catastrophic events; the availability, cost, coverage and terms of insurance; changes in the use, perception or regulation of generative artificial intelligence technologies, which could limit the Company's ability to utilize such technology, create risk of enhanced regulatory scrutiny, generate uncertainty around intellectual property ownership, licensing or use, or which could otherwise result in risk of damage to the Company's business, reputation or financial results; creditworthiness of suppliers, customers and other contractual parties, including large, new customers from industries such as cryptocurrency and data centers; social attitudes regarding the electric utility and power industries; identification of suitable investment opportunities to enhance shareholder returns and achieve long-term financial objectives through business acquisitions and divestitures; increased pension and healthcare costs; national and global events that could adversely affect and/or exacerbate macroeconomic conditions, including inflationary pressures, interest rate fluctuations, supply chain disruptions, economic recessions, pandemic health events, tariffs and uncertainty surrounding continued hostilities or sustained military campaigns, and their collateral consequences; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and matters, including, but not limited to, other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission, including those listed within the Company’s most recent Form 10-K for the year ended December 31, 2025.

Note: Consolidated Statements of Income for OGE Energy Corp., Statements of Income and Comprehensive Income for Oklahoma Gas & Electric Company, and Financial and Statistical Data for Oklahoma Gas & Electric Company attached.

OGE ENERGY CORP.

CONSOLIDATED STATEMENTS OF INCOME

Year Ended December 31 (In millions except per share data)	2025	2024	2023
OPERATING REVENUES
Revenues from contracts with customers	$3,190.9	$2,916.6	$2,607.3
Other revenues	69.2	68.7	67.0
Operating revenues	3,260.1	2,985.3	2,674.3
FUEL, PURCHASED POWER AND DIRECT TRANSMISSION EXPENSE	1,259.9	1,076.4	911.7
OPERATING EXPENSES
Other operation and maintenance	531.6	514.4	502.6
Depreciation and amortization	559.8	539.5	506.6
Taxes other than income	109.4	109.7	103.2
Operating expenses	1,200.8	1,163.6	1,112.4
OPERATING INCOME	799.4	745.3	650.2
OTHER INCOME (EXPENSE)
Allowance for equity funds used during construction	26.0	25.5	19.4
Other net periodic benefit (expense) income	(11.0)	(2.2)	5.6
Other income	39.4	30.6	48.2
Other expense	(23.0)	(24.1)	(29.0)
Net other income	31.4	29.8	44.2
INTEREST EXPENSE
Interest on long-term debt	261.0	228.3	205.0
Allowance for borrowed funds used during construction	(15.8)	(14.6)	(7.1)
Interest on short-term debt and other interest charges	25.1	40.8	23.5
Interest expense	270.3	254.5	221.4
INCOME BEFORE TAXES	560.5	520.6	473.0
INCOME TAX EXPENSE	89.8	79.1	56.2
NET INCOME	$470.7	$441.5	$416.8
BASIC AVERAGE COMMON SHARES OUTSTANDING	201.9	200.8	200.3
DILUTED AVERAGE COMMON SHARES OUTSTANDING	202.5	201.3	200.9
BASIC EARNINGS PER AVERAGE COMMON SHARE	$2.33	$2.20	$2.08
DILUTED EARNINGS PER AVERAGE COMMON SHARE	$2.32	$2.19	$2.07

OKLAHOMA GAS AND ELECTRIC COMPANY

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Year Ended December 31 (In millions)	2025	2024	2023
OPERATING REVENUES
Revenues from contracts with customers	$3,190.9	$2,916.6	$2,607.3
Other revenues	69.2	68.7	67.0
Operating revenues	3,260.1	2,985.3	2,674.3
FUEL, PURCHASED POWER AND DIRECT TRANSMISSION EXPENSE	1,259.9	1,076.4	911.7
OPERATING EXPENSES
Other operation and maintenance	531.0	514.1	505.0
Depreciation and amortization	559.8	539.5	506.6
Taxes other than income	109.4	109.7	99.4
Operating expenses	1,200.2	1,163.3	1,111.0
OPERATING INCOME	800.0	745.6	651.6
OTHER INCOME (EXPENSE)
Allowance for equity funds used during construction	26.0	25.5	19.4
Other net periodic benefit (expense) income	(10.3)	(1.6)	6.5
Other income	17.3	12.5	23.9
Other expense	(2.6)	(4.5)	(6.3)
Net other income	30.4	31.9	43.5
INTEREST EXPENSE
Interest on long-term debt	237.8	212.0	200.4
Allowance for borrowed funds used during construction	(15.8)	(14.6)	(7.1)
Interest on short-term debt and other interest charges	3.5	17.0	6.6
Interest expense	225.5	214.4	199.9
INCOME BEFORE TAXES	604.9	563.1	495.2
INCOME TAX EXPENSE	105.1	93.2	68.8
NET INCOME	499.8	469.9	426.4
Other comprehensive income, net of tax	—	—	—
COMPREHENSIVE INCOME	$499.8	$469.9	$426.4

OKLAHOMA GAS AND ELECTRIC COMPANY

FINANCIAL AND STATISTICAL DATA

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in millions)	2025	2024	2025	2024
Operating revenues by classification:
Residential	$249.5	$250.4	$1,205.8	$1,148.5
Commercial	224.4	213.0	978.2	839.1
Industrial	61.3	64.1	265.3	254.1
Oilfield	57.3	61.3	242.8	227.7
Public authorities and street light	63.1	63.4	276.1	262.0
System sales revenues	655.6	652.2	2,968.2	2,731.4
Provision for rate refund and tax refund	—	40.5	3.0	(3.0)
Integrated market	20.4	23.2	91.6	74.5
Transmission	38.7	38.2	159.4	152.9
Other	11.1	6.4	37.9	29.5
Total operating revenues	$725.8	$760.5	$3,260.1	$2,985.3
MWh sales by classification (In millions)
Residential	2.0	2.0	9.7	9.8
Commercial	3.1	2.7	12.4	10.5
Industrial	1.0	1.0	4.1	4.2
Oilfield	1.1	1.1	4.3	4.4
Public authorities and street light	0.8	0.7	3.1	3.1
System sales	8.0	7.5	33.6	32.0
Integrated market	0.2	0.2	0.8	0.8
Total sales	8.2	7.7	34.4	32.8
Number of customers	913,305	906,952	913,305	906,952
Weighted-average cost of energy per kilowatt-hour (In cents)
Natural gas	4.785	3.770	3.911	2.640
Coal	2.689	3.142	2.744	3.083
Total fuel	3.733	3.401	3.343	2.637
Total fuel and purchased power	3.350	3.751	3.502	3.139
Degree days (A)
Heating - Actual	996	979	3,052	2,791
Heating - Normal	1,414	1,413	3,572	3,568
Cooling - Actual	174	174	2,060	2,313
Cooling - Normal	62	62	1,890	1,893
(A)
Degree days are calculated as follows: The high and low degrees of a particular day are added together and then averaged. If the calculated average is above 65 degrees, then the difference between the calculated average and 65 is expressed as cooling degree days, with each degree of difference equaling one cooling degree day. If the calculated average is below 65 degrees, then the difference between the calculated average and 65 is expressed as heating degree days, with each degree of difference equaling one heating degree day. The daily calculations are then totaled for the particular reporting period. The calculation of heating and cooling degree normal days is based on a 30-year average and weighted on a jurisdictional split.